DECHERT PRICE & RHOADS
1500 K Street, N.W.
Suite 500
Washington, D.C. 20005-1208




May 12, 1997


The Munder Funds, Inc.
480 Pierce Street
Birmingham, MI  48009

Dear Sirs:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock (the "'Shares") of The Munder All-Season Conservative Fund, The Munder All-Season Moderate Fund, and The Munder All-Season
Aggressive Fund (the "Funds"), which are series of The Munder Funds, Inc. (the "Company"), we have examined such matters as we have deemed necessary, and we are of the opinion that, as permitted by its Articles of Incorporation, and assuming that the Company or its agent receives consideration for the Shares in accordance with the provisions of its Articles of Incorporation, the Shares will be legally and validly issued, will be fully paid, and will be non-assessable by the Company.

We hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 25 to the Company's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 33-54748), and to the use of our name in the prospectuses and statements of additional information contained n the Registration Statement or incorporated therein by reference, and any amendments thereto.

Very truly yours,

DECHERT PRICE & RHOADS

Dechert Price & Rhoads